Exhibit 99.1

PRESS RELEASE

Contact Information

Raining Data Corporation

25A Technology Drive

Irvine, CA 92618

Richard W. Koe, Chairman of the Board of
Directors

Phone:	(949) 442-4400 (949) 250-8187
Fax:

CFO Change At Raining Data

IRVINE, CA. – April 24, 2006

The Board of Directors of Raining Data Corporation announced today the resignation of Brian Bezdek, as Chief Financial Officer and Secretary of the Company. Mr. Bezdek has resigned in order to pursue personal outside interests. The Board of Raining Data also announced that Thomas G.C. Lim has accepted the position of Chief Financial Officer and Vice President of Finance. The transition will be complete by the end of May.

 “On behalf of Raining Data Corporation, we would like to thank Brian Bezdek for his many contributions to Raining Data,” said Chairman of the Board, Richard W. Koe. “During Brian’s four years of service, he played an integral role in the successful operational turnaround of the company. Brian leaves the Company well-positioned as it enters the next phase of its strategic plan. We wish Brian and his family the very best,” said Mr. Koe.

“Also on behalf of the Raining Data Corporation, we would like to welcome Thomas Lim as its new CFO and Vice President of Finance,” Mr. Koe said. “Thomas Lim brings with him a wealth of experience and relationships.”

Mr. Lim’s career includes public accounting at Grant Thornton LLP; Senior Finance Manager positions at USWeb/CKS and E*Trade; Corporate Controller at Certive Corporation; and Director of Finance at DNA Sciences. Mr. Lim leaves his current position at WageWorks, Inc., where he is Director of Finance and Controller. “As Raining Data enters into its next phase of providing leading XML-centric platforms and solutions for advanced flexibility and interoperability, we believe Thomas Lim’s experience is a timely addition to the Raining Data management team,” Mr. Koe said.

About Raining Data

Raining Data Corporation (Nasdaq: RDTA), headquartered in Irvine, California, offers enterprise-grade XML database management and information aggregation software solutions and has been providing reliable data management and rapid application deployment solutions for ISVs and developers of database applications for more than three decades. Raining Data’s flagship products include:  1) The High-performance TigerLogic® XML Data Management Server (XDMS), which provides flexible, scalable and extensible XML data storage as well as query and retrieval of critical business data across a variety of structured and unstructured information sources, delivering mid-tier scalability and transactional integrity across heterogeneous enterprise databases as well as dynamic extensibility and ease of use, mostly found in repositories and file systems; 2) Powerful Pick® Universal Data Model (Pick UDM) based database management systems and components, including D(3)®, mvEnterprise® and mvBase® that are the choice of more than a thousand application developers worldwide and ..NET Integration components including the Pick Data Provider for .NET and the Pick Reporting Services Connector; and 3) Omnis Studio®, a powerful, cross-platform, object-oriented RAD tool for developing sophisticated thick-client, Web-client or ultra thin-client database applications.

Raining Data’s installed customer base includes more than 500,000 active users representing over 20,000 customer sites worldwide, with a significant base of diverse vertical applications.  With more than 160 employees and contractors in five countries, Raining Data offers 24x7 customer support and maintains a strong international presence. More information about Raining Data Corporation and its products can be found at www.rainingdata.com.

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Raining Data, Pick, mvDesigner, D3, mvEnterprise, mvBase, Omnis, Omnis Studio and TigerLogic are trademarks of Raining Data Corporation. All other trademarks and registered trademarks are properties of their respective owners.